Editas Medicine Announces Fourth Quarter and Full Year 2023 Results and Business Updates
Company aligned with FDA that RUBY is a single Phase 1/2/3 trial
On track to present additional clinical data from the RUBY trial and the EdiTHAL trial of reni-cel in mid-2024 and additional updates by year-end 2024
Initiated enrollment in the adolescent cohort in the RUBY trial

Entered into a license agreement providing Vertex Pharmaceuticals a non-exclusive license for Cas9

Strong financial position with operational runway expected into 2026
CAMBRIDGE, Mass., Feb. 28, 2024 – Editas Medicine, Inc. (Nasdaq: EDIT), a clinical-stage genome editing company, today reported financial results for the fourth quarter and full year 2023 and provided business updates.
“I am proud of our team’s execution in 2023 as we made significant progress in our path toward becoming a commercial-stage company. In the fourth quarter, we continued to enroll and dose patients in our reni-cel program, sharing promising data from a larger patient cohort, and continuing to advance towards a BLA filing. We also created value for Editas through business development, leveraging our strong IP portfolio via sublicenses to other pharmaceutical and biotechnology companies developing gene editing medicines,” commented Gilmore O’Neill, M.B., M.M.Sc., President and Chief Executive Officer, Editas Medicine. “We entered 2024 with great momentum and focus on developing clinically differentiated, transformational medicines for people living with serious, previously untreatable diseases and working toward our long-term vision of becoming a leader in vivo programmable gene editing medicine.”

Recent Achievements and Outlook

Ex Vivo Hemoglobinopathies

•Reni-cel (renizgamglogene autogedtemcel, previously EDIT-301) for Severe Sickle Cell Disease (SCD)
▪Alignment with the U.S. Food and Drug Administration (FDA) that RUBY is now considered the Phase 1/2/3 trial to support a BLA filing.
▪The Company continues to enroll and dose patients in the adult cohort of the RUBY trial.
▪The Company initiated enrollment in the adolescent cohort of the RUBY trial.
▪The Company remains on-track to present a substantive clinical data set of sickle cell patients with considerable clinical follow-up in the RUBY trial in mid-2024 and further data by year-end 2024.
▪In December, the Company presented safety and efficacy data from 11 patients in the RUBY trial in a Company-sponsored webinar and in a poster at the American Society of Hematology (ASH) Annual Meeting.

•Reni-cel for Transfusion-dependent Beta Thalassemia (TDT)

▪The Company continues to enroll and dose patients in the EdiTHAL trial for TDT.
▪The Company remains on-track to present additional clinical data from the EdiTHAL trial in mid-2024 and further data by year-end 2024.
▪In December, the Company presented safety and efficacy data from 6 patients in the EdiTHAL trial in a Company-sponsored webinar and in a poster at the ASH Annual Meeting.

In Vivo Medicines
•The Company is on track to establish in vivo preclinical proof-of-concept for an undisclosed indication by year-end.
•In 2023, Editas Medicine strengthened and focused its discovery organization to build an in vivo gene editing pipeline.

Business Development
•In December, Editas Medicine entered into a license agreement with Vertex Pharmaceuticals, providing Vertex a non-exclusive license for the Company's Cas9 gene editing technology for ex vivo gene editing medicines targeting the BCL11A gene in the fields of sickle cell disease and beta thalassemia, including Vertex’s CASGEVY™ (exagamglogene autotemcel). Under the terms of the agreement, Editas Medicine received an upfront payment and is eligible to receive an additional $50 million contingent upfront payment as well as annual license fees, which may include certain sales-based annual license fee increases, through 2034.
Fourth Quarter and Full Year 2023 Financial Results
Cash, cash equivalents, and marketable securities as of December 31, 2023, were $427.1 million compared to $446.4 million as of September 30, 2023. The Company expects the existing cash, cash equivalents, and marketable securities together with the near-term annual license fees and the contingent upfront payment payable under our license agreement with Vertex Pharmaceuticals, Incorporated, to fund operating expenses and capital expenditures into 2026.
Fourth Quarter 2023
•For the three months ended December 31, 2023, net loss attributable to common stockholders was $18.9 million, or $0.23 per share, compared to net loss of $60.7 million, or $0.88 per share, for the same period in 2022.
•Collaboration and other research and development revenues increased to $60.0 million for the three months ended December 31, 2023, compared to $6.5 million for the same period in 2022. The increase was primarily attributable to payments received under our license agreement with Vertex.
•Research and development expenses increased by $17.6 million to $69.6 million for the three months ended December 31, 2023, compared to $52.0 million for the same period in 2022. The increase is primarily attributable to sublicense payments made in connection with the Vertex license agreement offset by savings from our re-prioritization and targeted focus on our reni-cel program.
•General and administrative expenses decreased by $3.5 million to $14.5 million for the three months ended December 31, 2023, compared to $18.0 million for the same period in 2022. The decrease was primarily driven by reduced patent and legal costs.

Full Year 2023
•For the full year 2023, net loss attributable to common stockholders was $153.2 million, or $2.02 per share, compared to $220.4 million, or $3.21 per share, for the same period in 2022.
•Collaboration and other research and development revenues were $78.1 million for 2023, compared to $19.7 million for 2022. The $58.4 million increase was primarily attributable to payments received under our license agreement with Vertex.
•Research and development expenses increased by $2.7 million to $177.7 million for 2023, compared to $175.0 million for 2022. The increase is primarily attributable to sublicense payments made in connection with the Vertex license agreement, partially offset by decreased external expense resulting from our strategic reprioritization and targeted focus on our reni-cel program.
•General and administrative expenses were $69.7 million for 2023, compared to $70.7 million for 2022. The $1.0 million decrease relates to decreased stock compensation expense partially offset by an increase in professional services to support strategic initiatives and business development activities.
Upcoming Events
Editas Medicine plans to participate in the following investor events:

•TD Cowen 44th Annual Health Care Conference
March 4, 2024
Boston, MA

•Leerink Partners Global Biopharma Conference
March 12, 2024
Miami Beach, FL

•Barclays 26th Annual Global Healthcare Conference
March 13, 2024
Miami Beach, FL

Conference Call
The Editas Medicine management team will host a conference call and webcast today at 8:00 a.m. ET to provide and discuss a corporate update and financial results for the fourth quarter and full year of 2023. To access the call, please dial 1-877-407-0989 (domestic) or 1-201-389-0921 (international) and ask for the Editas Medicine earnings call. A live webcast of the call will also be available on the Investors section of the Editas Medicine website at www.editasmedicine.com, and a replay will be available approximately two hours after its completion.

About Editas Medicine
As a clinical-stage genome editing company, Editas Medicine is focused on translating the power and potential of the CRISPR/Cas12a and CRISPR/Cas9 genome editing systems into a robust pipeline of treatments for people living with serious diseases around the world. Editas Medicine aims to discover, develop, manufacture, and commercialize transformative, durable, precision genomic medicines for a broad class of diseases. Editas Medicine is the exclusive licensee of Broad Institute’s Cas12a patent estate and Broad Institute and Harvard University’s Cas9 patent estates for human medicines. For the latest information and scientific presentations, please visit www.editasmedicine.com.

Forward-Looking Statements
This press release contains forward-looking statements and information within the meaning of The Private Securities Litigation Reform Act of 1995. The words ‘‘anticipate,’’ ‘‘believe,’’ ‘‘continue,’’ ‘‘could,’’ ‘‘estimate,’’ ‘‘expect,’’ ‘‘intend,’’ ‘‘may,’’ ‘‘plan,’’ ‘‘potential,’’ ‘‘predict,’’ ‘‘project,’’ ‘‘target,’’ ‘‘should,’’ ‘‘would,’’ and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements in this press release include statements regarding the initiation, timing, progress and results of the Company’s preclinical and clinical studies and its research and development programs, including establishing in vivo proof-of-concept for an undisclosed indication by year-end 2024, the timing for the Company’s receipt and presentation of data from its clinical trials and preclinical studies, including clinical data updates for the RUBY and EdiTHAL trials in mid-2024 and by year-end 2024, potential of, and expectations for, the Company’s product candidates, the timing or likelihood of regulatory filings and approvals, the Company’s expectations regarding commercial readiness, and the Company’s expectations regarding cash runway. The Company may not actually achieve the plans, intentions, or expectations disclosed in these forward-looking statements, and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in these forward-looking statements as a result of various important factors, including: uncertainties inherent in the initiation and completion of pre-clinical studies and clinical trials, including the RUBY and EdiTHAL trials, and clinical development of the Company’s product candidates, including reni-cel; availability and timing of results from pre-clinical studies and clinical trials; whether interim results from a clinical trial will be predictive of the final results of the trial or the results of future trials; expectations for regulatory approvals to conduct trials or to market products and availability of funding sufficient for the Company’s foreseeable and unforeseeable operating expenses and capital expenditure requirements. These and other risks are described in greater detail under the caption “Risk Factors” included in the Company’s most recent Annual Report on Form 10-K, which is on file with the Securities and Exchange Commission, as updated by the Company’s subsequent filings with the Securities and Exchange Commission, and in other filings that the Company may make with the Securities and Exchange Commission in the future. Any forward-looking statements contained in this press release represent the Company’s views only as of the date hereof and should not be relied upon as representing its views as of any subsequent date. Except as required by law, the Company explicitly disclaims any obligation to update any forward-looking statements.

EDITAS MEDICINE, INC.
Consolidated Statement of Operations
(amounts in thousands, except share and per share data)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
Collaboration and other research and development revenues	60,049	6,536	78,123	19,712
Operating expenses:
Research and development	69,556	51,998	177,651	174,958
General and administrative	14,455	17,984	69,653	70,704
Total operating expenses	84,011	69,982	247,304	245,662
Operating loss	(23,962)	(63,446)	(169,181)	(225,950)
Other income, net:
Other (expense) income, net	(14)	1,289	(1,604)	1,293
Interest income, net	5,102	1,419	17,566	4,225
Total other income, net	5,088	2,708	15,962	5,518
Net loss	$(18,874)	$(60,738)	$(153,219)	$(220,432)
Net loss per share, basic and diluted	$(0.23)	$(0.88)	$(2.02)	$(3.21)
Weighted-average common shares outstanding, basic and diluted	81,710,470	68,793,157	75,965,633	68,664,822

EDITAS MEDICINE, INC.
Selected Consolidated Balance Sheet Items
(amounts in thousands)
(Unaudited)

	December 31,	December 31,
	2023	2022
Cash, cash equivalents, and marketable securities	$427,135	$437,371
Working capital	277,612	296,644
Total assets	499,153	514,321
Deferred revenue, net of current portion	60,667	60,667
Total stockholders' equity	349,097	360,680
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Media and Investor Contact:
Cristi Barnett
(617) 401-0113
cristi.barnett@editasmed.com